Exhibit 99.2

Under Armour: Second Quarter 2012 Earnings Call, July 24, 2012 (Brad Dickerson)

Thanks, Kevin. I would now like to spend some time discussing our second quarter financial results followed by our updated 2012 outlook.

Our net revenues for the second quarter of 2012 increased 27% to $369 million. Apparel grew 23% to $253 million during the quarter and we experienced relatively balanced growth across our Men’s, Women’s, and Youth categories. Training and Baselayer continue to drive our Men’s business, though we also saw strength in Golf and Underwear, with Underwear introduced to 250 Macy’s doors earlier this spring. In Women’s, we are seeing strong traction in our Studio line, and the successful Armour Bra launch is helping drive our overall Sports Bras category.

Our Direct-to-Consumer net revenues increased 35% for the quarter, representing approximately 29% of net revenues compared to 27% in the prior year period. In our Retail business, we opened eight new Factory House stores during the second quarter, increasing our Factory House store base to 92, up 28% from 72 locations at the end of the second quarter in 2011. While we are still experiencing solid growth on the Ecommerce side, we are working through some conversion challenges to our new platform that we launched last November. I’ll provide additional color in our guidance.

Second quarter Footwear net revenues increased 44% to $67 million from $47 million in the prior year, representing nearly 18% of net revenues. Growth during the period was driven by new introductions in performance running footwear, including the initial sell-in of our new UA Spine platform, as well as strong performance with our football cleats, led by the $130 Highlight cleat.

Our Accessories net revenues during the second quarter increased 21% to $39 million from $32 million in the prior year period, led by strong performance across our bags business.

International net revenues increased 48% to $21 million in the second quarter and represented approximately 6% of total net revenues. International growth includes a strong rebound with our licensing partner in Japan, following the impact of last year’s tsunami.

Now looking at margins. Second quarter gross margins contracted 40 basis points to 45.9% compared with 46.3% in the prior year’s quarter. Three factors primarily drove this performance during the quarter.

•	As expected, higher input costs for North American apparel and accessories products negatively impacted gross margins by approximately 70 basis points.

•	Our sales mix negatively impacted gross margins by approximately 50 basis points, primarily driven by growth in Footwear.

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Partially offsetting these factors, lower year-over-year apparel sales discounts and sales allowances positively impacted gross margins by approximately 50 basis points, as we continued to improve our processes around planning and supply chain.

Selling, general and administrative expenses as a percentage of net revenues deleveraged 30 basis points to 42.7% in the second quarter of 2012 from 42.4% in the prior year’s period. Details around our four SG&A buckets are as follows:

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First, Marketing costs increased to 12.6% of net revenues for the quarter from 11.7% in the prior year period. Expense deleverage during the period was a function of our previously announced strategic decisions to move certain media costs into the second and third quarters.

•	Second, Selling costs held steady at 10.5% of net revenues.

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Third, Product Innovation and Supply Chain costs also held steady at 10.7% of net revenues, as increased investments in our distribution facilities were offset by overall expense leverage in other areas given our top line growth.

•	Finally, Corporate Services decreased to 8.9% of net revenues for the quarter from 9.5% in the prior year period, driven by decreased corporate facility costs.

Notably, the three non-marketing SG&A buckets each showed a sequential deceleration in growth rates, which is in line with our prior guidance.

Operating income during the second quarter grew 3% to $12 million compared with $11 million in the prior year period. Operating margin contracted 70 basis points during the quarter to 3.2%.

Our second quarter tax rate of 38.9% was favorable to the 41.7% rate in last year’s period, primarily due to a state tax credit received in the first quarter which benefits the full year effective tax rate.

Our resulting net income in the second quarter increased 7% to $7 million compared with $6 million in the prior year period. Second quarter diluted earnings per share held steady with the prior year at $0.06. The EPS calculations for both periods reflect the two-for-one stock split which was effective on July 10th.

Now switching over to the balance sheet. Total cash and cash equivalents at quarter-end increased 19% to $143 million compared with $120 million at June 30, 2011. We had no borrowings outstanding on our $300 million revolving credit facility at quarter-end. Long-term debt increased to $74 million at quarter-end from $37 million at June 30, 2011, reflecting the acquisition of our corporate headquarters.

Inventory at quarter-end increased 22% year-over-year to $381 million compared to $311 million at June 30, 2011. Inventory growth came in below our net revenues growth of 27% due to less creation of excess inventory and successful liquidations primarily through our Factory House channel.

Our investment in operating capital expenditures was approximately $15 million for the second quarter. We continue to plan for 2012 operating capital expenditures in the range of $60 to $65 million.

Now moving onto our updated outlook for 2012. Our prior outlook called for 2012 net revenues of $1.78 to $1.80 billion, representing growth of 21% to 22%, and operating income of $203 to $205 million, representing growth of 25% to 26%.

Based on our current visibility, we are raising our net revenues outlook to a range of $1.80 to $1.82 billion, representing growth of 22% to 24%. Elements of our increased net revenues guidance include:

•	continued strength in our North American wholesale apparel and Factory House businesses,

•	higher growth expectations in Footwear given additional orders in Running and Training, and

•	partially offset by lower growth expectations in Ecommerce given challenges with conversion

In addition to net revenues, we are raising our operating income outlook to a range of $205 to $207 million, representing growth of 26% to 27%.

With this updated outlook, I would like to provide additional color on several items for the year.

First on gross margins. We now expect full year gross margins flat-to-down slightly from last year’s 48.4% level. This compares to our prior full year outlook of relatively flat year-over-year levels.

Relative to the back half of the year, here’s what has not changed from our prior guidance:

•	We see improvements to gross margin through easing product costs and early-stage supply chain efficiencies.

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These benefits are being somewhat offset by our strategy to more aggressively utilize our outlet channel to work through excess inventory, resulting in lower gross margins within this channel. We see more of this impact in the fourth quarter when our Factory House business typically represents a significant percentage of our total net revenues.

What has changed in the back half of the year from our prior guidance is the incremental near-term pressure from our expected sales mix, which includes higher Footwear and lower Ecommerce net revenues expectations. We anticipate the impact of this sales mix change to be magnified in the fourth quarter.

I would like to add a little more color on Ecommerce. We continue to grow the business at a healthy pace, but we have had some challenges converting traffic to sales since our new site launched last November. Our team continues to work through some of the technical issues with the site including speed and ease of shopping experience. As we work through these issues, we believe it is prudent to take a more conservative view of Ecommerce’s contribution to our business for the duration of the year.

Shifting to SG&A, our story remains relatively consistent, as we see the opportunity for moderate full year leverage balanced by sustained investments to support our future growth.

In Marketing, we continue to expect a full year spending rate of approximately 11.4% of net revenues, similar to the spending rate last year. From a timing perspective, we now see approximately 150 basis points of deleverage during the third quarter compared to our prior guidance of approximately 200 basis points of deleverage. While we will continue to focus on telling our big brand stories like UA Spine and Women’s during the third quarter, we are re-allocating some dollars to the fourth quarter to better support our holiday efforts.

Looking at our other SG&A buckets in aggregate, which combines Selling, Product Innovation and Supply Chain, and Corporate Services, we expect the second half of the year will show considerably more leverage than the first half of the year, though the vast majority of this improvement will be experienced in the fourth quarter. This late year leverage largely reflects the lapping of incremental investments incurred during 2011 in areas such as Ecommerce, sourcing, and planning.

Shifting to components below our operating results, our current outlook includes:

•	higher year-over-year interest expense given a full year of the additional long-term debt for our headquarters acquisition;

•	a full year effective tax rate at the lower end of our previous guidance range of 37.5% to 38.0%; and

•	fully diluted weighted average shares outstanding in the range of 106 to 107 million.

Finally, on the balance sheet, we are proud to reach our target of inventory growth below sales growth one quarter earlier than planned and see no change to our previous guidance of the inventory growth rate coming in below the net revenues growth rate in the back half of the year. We will continue to balance these inventory management efforts with our ability to service our customers and drive improved fill rates.

Forward Looking Statements

Some of the statements contained in this script constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts, such as statements regarding our future financial condition or results of operations, our prospects and strategies for future growth, the development and introduction of new products, and the implementation of our marketing and branding strategies. In many cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “outlook,” “potential” or the negative of these terms or other comparable terminology. The forward-looking statements contained in this script reflect our current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause events or our actual activities or results to differ significantly from those expressed in any forward-looking statement. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future events, results, actions, levels of activity, performance or achievements. Readers are cautioned not to place undue reliance on these forward-looking statements. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements, including, but not limited to: changes in general economic or market conditions that could affect consumer spending and the financial health of our retail customers; our ability to effectively manage our growth and a more complex, global business; our ability to effectively develop and launch new, innovative and updated products; our ability to accurately forecast consumer demand for our products and manage our inventory in response to changing demands; increased competition causing us to reduce the prices of our products or to increase significantly our marketing efforts in order to avoid losing market share; fluctuations in the costs of our products; loss of key suppliers or manufacturers or failure of our suppliers or manufacturers to produce or deliver our products in a timely or cost-effective manner; our ability to further expand our business globally and to drive brand awareness and consumer acceptance of our products in other countries; our ability to accurately anticipate and respond to seasonal or quarterly fluctuations in our operating results; our ability to effectively market and maintain a positive brand image; the availability, integration and effective operation of management information systems and other technology; and our ability to attract and retain the services of our senior management and key employees. The forward-looking statements contained in this script reflect our views and assumptions only as of the date of this script. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.